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Press Release CRH Announces Interim Chief Financial Officer

NEW YORK – December 6, 2024 – CRH plc (NYSE: CRH), the leading provider of building materials solutions, announces that Alan Connolly has been appointed Interim Chief Financial Officer effective January 1, 2025.

As announced on September 24, 2024, Jim Mintern, CRH’s current Chief Financial Officer, will assume the role of Chief Executive Officer effective January 1, 2025. A robust and comprehensive process, supported by an independent recruitment consultant, considering both internal and external candidates, is ongoing to identify Mr. Mintern’s permanent successor as Chief Financial Officer.

Mr. Connolly, a Chartered Accountant, has over three decades of finance experience working at CRH and has held several senior finance roles across the Company’s European and Americas businesses. He most recently served as the Director of Strategic Finance and previously served as Finance and Performance Director of Europe Materials, CFO of Global Building Products and Director of Group Finance. Prior to CRH, Mr. Connolly was an auditor at KPMG.

Announcing the appointment, Jim Mintern, CRH’s incoming Chief Executive Officer, said:

“Alan brings extensive and relevant expertise to the Interim Chief Financial Officer role and is deeply familiar with CRH’s business and financials. As our Director of Strategic Finance, Alan and I have worked closely together on key finance initiatives, and I look forward to continuing to partner with him to execute on our strategy and drive value for our shareholders. We are grateful that he is stepping into this interim role while we conduct a search to identify a permanent Chief Financial Officer.”

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Albert Manifold	Chief Executive
Jim Mintern	Chief Financial Officer
Lauren Schulz	Chief Communications Officer
Tom Holmes	Head of Investor Relations

About CRH
CRH (NYSE: CRH, LSE: CRH) is the leading provider of building materials solutions that build, connect and improve our world. Employing approximately 78,500 people at approximately 3,390 operating locations in 28 countries, CRH has market leadership positions in both North America and Europe. As the essential partner for transportation and critical utility infrastructure projects, complex non-residential construction and outdoor living solutions, CRH’s unique offering of materials, products and value-added services helps to deliver a more resilient and sustainable built environment. The company is ranked among sector leaders by Environmental, Social and Governance (ESG) rating agencies. A Fortune 500 company, CRH’s shares are listed on the NYSE and LSE.